Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2008, accompanying the consolidated financial statements and the effectiveness of internal control over financial reporting included in the Annual Report of BUCA, Inc. on Form 10-K for the year ended December 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BUCA, Inc. on Forms S-8 (File No. 333-78295 effective May 12, 1999, No. 333-48154 effective October 18, 2000, No. 333-48156 effective October 18, 2000, No. 333-65130 effective July 13, 2001, No. 333-83818 effective March 6, 2002, No. 333-99385 effective September 10, 2002, No. 333-13738 effective March 19, 2004 and No. 333-136549 effective August 11, 2006).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 11, 2008